Note: This form is intended to deal with matters common to most transactions involving the sale of a condominium unit. Provisions should be added, altered or deleted to suit the circumstances of a particular transaction. No representation is made that this form of contract complies with Section 5-702 of the General Obligations Law-("Plain Language Law ").

CONSULT YOUR LAWYER BEFORE SIGNING THIS AGREEMENT Condominium Unit - Contract of Sale

This Contract made as of May 28, 2014 between

Stephen B. Neuville., as Trustee of the Stephen B. Neuville Living Trust dated January 14, 2010 hereinafter called "Seller", having a residence or principal place of business at 1045 8th Avenue Lane NW. Hickory, NC 28601

AND

Andrew Liu & Co., Ltd. hereinafter called "Purchaser", having a residence or principal place of business at Fortis Bank Tower, 77-79 Gloucester Road, 25th Floor, Wan Chai, Hong Kong

1. Unit: The Seller agrees to sell and convey, and the Purchaser agrees to purchase the unit known as Unit No, 25B ("Unit") in the building ("Building") known as 52 East End Avenue Condominium ("Condominium") and located at 52 East End Avenue, New York, New York, together with an undivided 1.2396 percent interest in the Common elements (as defined in para. 6) appurtenant thereto, subject to the terms and conditions set forth. The Unit shall be as designated in the Declaration of Condominium Ownership and By-Laws (as the same may be amended from time to time, the "By-Laws") of the Condominium.

2. Personal Property: Included in this sale: (a) The sale includes all of Seller's right, title and interest, if any, in and to: (i) the refrigerators including ice makers, freezers, ranges, ovens and built in microwave ovens, dishwashers, clothes washing machines, clothes dryers, cabinets and counters, lighting and plumbing fixtures, air conditioning equipment, Venetian blinds, shades, screens, storm windows and other window treatments, wall-to-wall carpeting, bookshelves, switch plates, door hardware, built-ins, fireplace equipment, built in wine racks, mantels, stained glass, built in mirrors and articles of property and fixtures attached to or appurtenant to the Unit, except those listed in subpapa. 2(b), all of which included property and fixtures are represented to be owned by Seller, free and clear of all liens and encumbrances other than those encumbrances ("Permitted Exceptions") set forth on Schedule A (strike inapplicable items); and (ii);

(b) Excluded from this sale are: (i) furniture and furnishings (other than as specifically provided in this Contract); and

(c) The property referred to in subpara. 2(a)(i) and (ii) may not be purchased If title to the Unit is not conveyed pursuant to this contract.

3. Purchase Price: (a) The purchase price ("Purchase Price") is $1,665.000.00. payable as follows: (i) $166,500.00 ("Downpayment") on the signing of this Contract by check subject to collection, the receipt of which is hereby recognized, to be held in escrow pursuant to para. 16; and (ii) $1,498,500.00 representing the balance of the Purchase Price, by certified check of Purchaser or official bank check (except as otherwise provided in this Contract) on the delivery of the deed;

(b) All instruments in payment of the Purchase Price shall represent United States currency and be drawn on or issued by a bank or trust company authorized to accept deposits in New York State. All checks in payment of the Downpayment shall be payable to the order of Escrowee (as hereinafter defined). All checks in payment of the balance of the Purchase Price shall be payable to the order of the Seller (or as Seller otherwise directs pursuant to subparas. 6(a)(ix) or 18(b));

(c) Aside from the Downpayment and checks aggregating not more than one-half of one percent of the Purchase Price, including closing adjustments, all checks delivered by Purchaser shall be certified or official bank checks as herein provided.

4. Closing of Title: The closing documents referred to in para. 6 shall be delivered, and payment of the balance of the Purchase Price shall be made, at The Closing, to be held on or about July 22, 2014 at 1:00 p.m.. at the offices of Martin F. Librett, 733 Third Avenue,15th Floor, NY, NY I0017 or at the office of Purchaser's lending institution or its counsel; provided, however, that such office is located in either the City or County in which either (a) Seller's attorney maintains an office or (b) the Unit is located,

5. Representations, Warranties nnd Covenants: The Seller unconditionally represents, warrants and covenants that: (a) The Seller is the sole rightful owner of the Unit and the personal property described in subpara. 2(a), and Seller has the full right, power and authority to sell, convey and transfer the same; (b) The common charges imposed by the Condominium (excluding separately billed utility charges) for the Unit on the dale hereof are $1,456.76 per month; (c) Seller has not received any notice, written or oral, of any intended assessment or increase in common charges not reflected in subpara,5(b). Purchaser acknowledges that it will not have the right to cancel this Contract in the event of the imposition of any assessment or increase in common charges after the date hereof of which Seller has not heretofore received written or oral notice; (d) The real estate taxes for the Unit for the fiscal year of 7/1/13 through 6/30/14 are$16,319.00(net of Co-op/Condo Abatement); (e) Seller is not a ''sponsor" or a nominee of a "sponsor" under any plan of condominium organization affecting the Unit; (f) All refrigerators including ice makers, freezers, ranges, ovens and built in microwave ovens, dishwashers, clothes washing machines, clothes dryers, cabinets and counters, lighting and plumbing fixtures, air conditioning equipment, Venetian blinds, shades, screens, storm windows and other window treatments, wall-to-wall carpeting, bookshelves, switch plates, door hardware, built-ins, fireplace equipment, built in wine racks, mantels, stained glass, built in mirrors and articles of property included in this sale will be in working order at the time of Closing; (g) If a copy is attached to this Contract, the copy of the Certificate of Occupancy covering the Unit is a true and correct copy; and (h) Seller is not a "foreign person" as defined in IRC #1445 as amended, and the regulations thereunder (Code Withholding Section). (If applicable, delete and provide for compliance with Cade Withholding Section, as defined in para. !7>.

6. Closing Documents: (a) At the Closing, Seller shall deliver to Purchaser the following: (i) Bargain and sale deed with covenant against grantor's acts ("Deed"), complying with RPL p 339-0 and containing the covenant required by LL p 13 (5), conveying to Purchaser title to the Unit, and any garage or storage units appurtenant to the Unit, together with its undivided interest in the Common Elements (as such term is defined in the Declaration and which term shall be deemed to include Seller's right, title and interest in any limited common elements attributable to or used in connection with the Unit) appurtenant thereto, free and clear of all liens and encumbrances other than Permitted Exceptions. The Deed shall be executed and acknowledged by Seller and, if requested by the Condominium, executed and acknowledged by Purchaser, in proper statutory form for recording; (ii) If a corporation and if required pursuant to BCL p 909, Seller shall deliver to Purchaser (1) a resolution of its board of directors authorizing the delivery of the Deed or a statement included in the Deed as follows: "This conveyance is made in the ordinary course of business actually conducted by the Grantor", and (2) a certificate executed by an officer of such corporation certifying as to the adoption of such resolution and setting forth facts demonstrating that the delivery of the Deed is in conformity with the requirements of BCL p 909. The Deed shall also contain a recital sufficient to establish compliance with such law; (iii) A waiver of right of first refusal of the board of managers of the Condominium ("Board") if required in accordance with para. 8; (iv) A statement by the Condominium or its managing agent on behalf of and authorized by the Condominium that the common charges and any assessments then due and payable to the Condominium have been paid to the date of the Closing; (v) All keys to the doors of, and mailbox and for, the Unit; and storage units; (vi) Such affidavits and/or other evidence as the title company ("Title Company") from which Purchaser has ordered a title insurance report and which is authorized to do business in New York State shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against Seller and persons or entities whose names are the same as or are similar to Seller's name; (vii) New York City Real Property Transfer Tax Return, if applicable, prepared, executed and acknowledged by Seller in proper form for submission; (iix) Checks in payment of all applicable real property transfer taxes except a transfer tax which by law is primarily imposed on the purchaser ("Purchaser Transfer Tax") in connection with the sale. In lieu of delivery of such checks, Seller shall have the right, upon not less than 3 business days notice to Purchaser, to cause Purchaser to deliver checks at the Closing and to credit the amount against the balance of the Purchase Price. Seller shall pay the additional transfer taxes, if any, payable after the Closing by reason of the conveyance of the Unit, which obligation shall survive the Closing; (ix) Certification that Seller is not a foreign person pursuant to para. 18. (If inapplicable, delete and provide for compliance with Code Section, as defined in para. 17.); and (x) Affidavit that a single station smoke detecting alarm device is installed pursuant to New York Executive Law p 378(5).

(b) At the Closing, Purchaser shall deliver to Seller the following: (i) Checks in payment of (y) the balance of the Purchase Price in accordance with subpara. 3(b) and (z) any Purchaser Transfer Tax: (ii) If required by the Declaration or By-Laws, power of attorney to the Board, prepared by Seller, in the form required by the Condominium. The Power of attorney shall be executed and acknowledged by Purchaser and, after being recorded, shall be sent to the Condominium; (iii) New York City Real Property Transfer Tax Return executed and acknowledged by Purchaser and an Affidavit in Lieu of Registration pursuant to New York Multiple Dwelling Law, each in proper form for submission, if applicable; and (iv) If required. New York State Equalization Return executed and acknowledged by Purchaser in proper form for submission. (c) It is a condition of Purchaser's obligation to close title hereunder that: (i) All notes or notices of violations of law or governmental orders, ordinances or requirements affecting the Unit and noted or issued by any governmental department, agency or bureau having jurisdiction which were noted or issued on or prior to the date hereof shall have been cured by Seller; (ii) Any written notice to Seller from the Condominium (or its duly authorized representative) that the Unit is in violation of the Declaration, By-Laws or rules and regulations of the Condominium shall have been cured; and (iii) The Condominium is a valid condominium created pursuant to RPL Art. 9-B and the Title Company will insure the same.

7. Closing Adjustments: (a) The following adjustments shall be made as of 11:59 P.M. of the day before the Closing: (i) Real estate taxes and water charges and sewer rents, unless same are part of common charges, on the basis of the fiscal period for which assessed, except that if there is a water meter with respect to the Unit, apportionment shall be based on the last available actual reading, subject to adjustment after the Closing, promptly after the next reading is available; provided, however, that in the event real estate taxes have not, as of the date of Closing, been separately assessed to the Unit, real estate taxes shall be apportioned on the same basis as provided in the Declaration or By-Laws or, in the absence of such provision, based upon the Unit's percentage interest in the Common Elements; (ii) Common charges of the Condominium; and (iii) If fuel is separately stored with respect to the Unit only, the value of fuel stored with respect to the Unit at the price then charged by Seller's supplier (as determined by a letter or certificate to be obtained by Seller from such supplier), including any sales taxes.

(b)If at the time of Closing the Unit is affected by an assessment which is or may become payable in installments, then, for the purposes of this Contract, only the unpaid Installments which are then due shall bo considered due and are to be paid by Seller at the Closing. All subsequent installments at the time of Closing shall be the obligation of Purchaser. (c) Any errors or omissions in computing closing adjustments shall be corrected. This subpara. 7c shall survive the Closing. (d) If the Unit is located in the City of New York, the "customs in respect to title closings" recommended by The Real Estate Board of New York, Inc., as amended and in effect on the date of Closing, shall apply to the adjustments and other matters therein mentioned, except as otherwise provided herein.

8. Right of First Refusal: If so provided in the Declaration or By-Laws, this sale is subject to and conditioned upon the waiver of a right of first refusal to purchase the Unit held by the Condominium and exercisable by the Board. Seller agrees to give notice promptly to the Board of the contemplated sale of the Unit to Purchaser, which notice shall be given in accordance with the terms of the Declaration and By-Laws, and Purchaser agrees to provide promptly all applications, information and references reasonably requested by the Board. If the Board shall exercise such right of first refusal, Seller shall promptly refund to Purchaser the Downpayment (which term, for all purposes of this contract, shall be deemed to include interest. If any, earned thereon, and title charges including but not limited to examination of title and departmental charges) and upon the making of such refund this Contract shall be deemed cancelled and of no further force or effect and neither party shall have any further rights against, or obligation or liabilities to, the other by reason of this contract. If the Board shall fail to exercise such right of first refusal within the time and in the manner provided for in the Declaration or By-Laws or shall declare in writing its intention not to exercise such right of first refusal (a copy of which writing shall be delivered to Purchaser promptly following receipt thereof), the parties hereto shall proceed with this sale in accordance with the provisions of this contract.

9. Processing Fee: Seller shall, at the Closing, pay all fees and charges payable to the Condominium (and/or its managing agent) in connection with this sale, including, but not limited to, any processing fee. the legal fees, if any, of the condominium's attorney in connection with this sale, and Purchaser and Seller shall each pay one half (1%) each of the "flip taxes". Transfer or entrance fees or similar charges, if any, payable to or for the Condominium or otherwise for the benefit of the Condominium unit owners, which arise by reason of this sale shall be payable by the party charged by the Condominium fees, as disclosed by the Declaration, are as follows:

10. No Other Representations: Purchaser has examined and is satisfied with the Declaration, By-Laws and rules and regulations of the Condominium as amended, or has waived the examination thereof. Purchaser has inspected the Unit, its fixtures, appliances and equipment and the personal property, if any, included in this sale, as well as the Common Elements of the Condominium, and knows the condition thereof and, subject to subpara. 5(f). agrees to accept the same "as is" i.e., in the condition they are in on the date hereof, subject to normal use, wear and tear between the date hereof and the Closing. Purchaser has examined or waived examination of the last audited financial statements of the Condominium, and has considered or waived consideration of all other matters pertaining to this Contract and to the purchase to be made hereunder, and does not rely on any representations made by any broker or by seller or anyone acting or purporting to act on behalf of Seller as to any matters which might influence or affect the decision to execute this Contract or to buy the Unit, or said personal property, except those representations and warranties which arc specifically set forth in this Contract.

11. Possession: Seller shall, at or prior to the Closing, remove from the Unit all furniture, furnishings and other personal property not included in this sale, shall repair any damage caused by such removal and shall deliver exclusive possession of the Unit at the Closing, vacant, broom-clean and free of tenancies or other rights of use or possession.

12. Access: Seller shall permit Purchaser and its architect, decorator or other authorized persons to have the right of access to the Unit between the date hereof and the Closing for the purpose of inspecting the same and taking measurements, at reasonable times and upon reasonable prior notice to Seller (by telephone or otherwise). Further, Purchaser shall have the right to inspect the Unit at a reasonable time during the 24-hour period immediately preceding the Closing.

13. Defaults and Remedies: (a) If purchaser defaults hereunder. Seller's sole remedy shall be to retain the Downpayment as liquidated damages, it being agreed that Seller's damages in case of Purchaser's default might be impossible to ascertain and that the Downpayment constitutes a fair and reasonable amount of damages under the circumstances and is not a penalty.

(b) If Seller defaults hereunder, Purchaser shall have such remedies as Purchaser shall be entitled to at law or in equity, including, but not limited to, specific performance.

14. Notices: Any notice, request or other communication ("Notice") given or made hereunder (except for the notice required by para. 12), shall be in writing and either (a) sent by any of the parties hereto or their respective attorneys, by registered or certified mail, return receipt requested, postage prepaid, or (b) delivered in person or by overnight courier, with receipt acknowledged, to the address given at the beginning of this Contract for the party to whom the Notice is to be given, or to such other address for such party as said party shall hereafter designate by Notice given to the other party pursuant to this para. 14. Each Notice mailed shall be deemed given on the fourth business day following the date of mailing and each Notice delivered in person or by overnight courier shall be deemed given when delivered.

15. Purchaser's Lien: The Downpayment and all other sums paid on account of this Contract and the reasonable expenses of the examination, of title, and departmental violation searches in respect of, the Unit are hereby made a lien upon the Unit, but such lien shall not continue after default by Purchaser.

16. Downpayment in Escrow: (a) Seller's attorney ("Escrowee") shall hold the Downpayment for Seller's account in escrow in a segregated bank account at the depository identified at the end of this Contract until Closing or sooner termination of this Contract and shall pay over or apply the Downpayment in accordance with the terms of this para. 16. Escrowee shall (not) (Delete if inapplicable) hold the Downpayment in an interest-bearing account for the benefit of the parties. If interest is held for the benefit of the parties, it shall be paid to the party entitled to the Downpayment and the party receiving -the interest shall pay any in-come taxes thereon. If interest is not held for the benefit of the parties, the Downpayment shall be placed in an IOLA account or as otherwise permitted or required by law. The Social Security or Federal Identification numbers of the parties shall be furnished to Escrowee at the end of this contract. At closing, the Downpayment shall be paid by Escrowee to Seller. If for any reason Closing does not occur and either party gives Notice (as defined in para. 14) to Escrowee demanding payment of the Downpayment, Escrowee shall give prompt Notice to the other party of such demand. If Escrowee does not receive such Notice of objection within such 10 day period or if for any other reason Escrowee in good faith shall elect not lo make such payment, Escrowee shall continue to hold such amount until otherwise directed by Notice from the parties to this Contract or a final, nonappealable judgment, order or decree of a court of competent jurisdiction. However, Escrowee shall have the right at any time to deposit the Downpayment with the clerk of a court in the county in which the Unit is located and shall give Notice of such deposit to Seller and Purchaser. Upon such deposit or other disbursement in accordance with the terms of this para. 16, Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder,

(b) The parties acknowledge that, although Escrowee is holding the Downpayment for Seller's account, for all other purposes Escrowee is acting solely as a stakeholder at the request of the parties and for their convenience and that Escrowee shall not be liable to either party for any act or omission on its part unless taken or suffered in bad faith or in willful disregard of this Contract or involving gross negligence on the part of Escrowee. Seller and Purchaser jointly and severally agree to defend, indemnify and hold Escrowee harmless from and against all costs, claims and expenses (including reasonable attorneys' fees) incurred in connection with the performance of Escrowee's duties hereunder. except with respect to actions or omissions taken or suffered by Escrowee in bad faith or in willful disregard of this Contract or involving gross negligence on the part of Escrowee. (c) Escrowee may act or refrain from acting in respect of any matter referred to herein in full reliance upon and with the advice of counsel which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from action upon the advice of such counsel. (d) Escrowee acknowledges receipt of the Downpayment by check subject to collection and Escrowee's agreement to the provisions of this para. 16 by signing in the place indicated in this Contract. (e) Escrowee or any member of its firm shall be permitted to act as counsel for Seller in any dispute as to the disbursement of the Down-payment or any other dispute between the parties whether or not Escrowee is in possession of the Downpayment and continues to act as Escrowee. 17. FIRPTA: Seller represents and warrants to Purchaser that Seller is not a "foreign person" as defined in IRC p 1445, as amended, and the regulations issued thereunder ("Code Withholding Section"). At the Closing Seller shall deliver to Purchaser a certification stating that Seller is not a foreign person in the form then required by the Code Withholding Section. In the event Seller fails to deliver the aforesaid certification or in the event that Purchaser is not entitled under the Code Withholding Section to rely on such certification. Purchaser shall deduct and withhold from the Purchase Price a sum equal to 10% thereof and shall at Closing remit the withheld amount with the required forms to the Internal Revenue Service.

18. Title Report; Acceptable Title: (a) Purchaser shall promptly after the date hereof, or after receipt of the mortgage commitment letter, if applicable, order a title insurance report from the Title Company. Promptly after receipt of the title report and thereafter of any continuation thereof and supplements thereto, Purchaser shall forward a copy of each such report, continuation or supplement (o the attorney for Seller. Purchaser shall further notify Seller's attorney of any other objections to title not reflected in such title report of which Purchaser becomes aware following the delivery of such report, reasonably promptly after becoming aware of such objections.

(b) Any unpaid taxes, assessments, water charges and sewer rents, together with the interest and penalties thereon to a date not less than two business days following the date of Closing, and any other liens and encumbrances which Seller is obligated to pay and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the proceeds of the monies payable at the Closing if Seller delivers to Purchaser at the Closing official bills for such taxes, assessments, water charges, sewer rents, interest and penalties and instruments in recordable form sufficient to discharge any other liens and encumbrances of record. Upon request made not less than 3 business days before the Closing. Purchaser shall provide at the Closing separate checks for the foregoing payable to the order of the holder of any such lien, charge or encumbrance and other-wise complying with subpara. 3(b). If the Title Company is willing to insure Purchaser that such charges, liens and encumbrances will not be collected out of or enforced against the Unit and is willing to insure the lien of Purchaser's Institutional Lender (as hereinafter defined) free and clear of any such charges, liens and encumbrances, the Seller shall have the right in lieu of payment and discharge to deposit with the Title Company such funds or give such assurances or to pay such special or additional premiums as the Title Company may require in order to so insure. In such cases the charges, liens and encumbrances with respect to which the Title Company has agreed to insure shall not be considered objections to title.

(c) Seller shall convey and Purchaser shall accept fee simple title to the Unit in accordance with the terms of this Contract, subject only to: (a) the Permitted Exceptions and (b) such other matters as (i) the Title Company or any other title insurer licensed to do business by the State of New York shall be willing, without special or additional premium, to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against the Unit (ii) shall be accepted by any lender which has committed in writing to provide mortgage financing to Purchaser for the purchase of the Unit ("Purchaser's Institutional Lender"), except that if such acceptance by Purchaser's Institutional Lender is unreasonably withheld or delayed, such acceptance shall be deemed to have been given.

(d) Notwithstanding any contrary provisions in the Contract, express or implied, or any contrary rule of law or custom, if Seller shall be unable to convey the Unit in accordance with this Contract (provided that Seller shall release, discharge or otherwise cure at or prior to Closing any matter created by Seller after the date hereof and any existing mortgage, unless this sale is subject to it) and if Purchaser elects not to complete this transaction without abatement of the Purchase Price, the sole obligation and liability of Seller shall be to refund the Downpayment to Purchaser, together with the reasonable cost of the examination of title and departmental violation searches in respect of, the Unit, and upon the making of such refund and payment, this Contract shall be deemed cancelled and of no further force or effect and neither party shall have any further rights against, or obligation or liabilities to, the other by reason of this contract. However, nothing contained in the subpara. 18(d) shall be construed to relieve Seller from liability due to a willful default.

19. Risk of Loss; Casualty: (a) The risk of loss or damage to the Unit or the personal property included in this sale, by fire or other casually, until the earlier of the Closing or possession of the Unit by Purchaser, is assumed by Seller, but without any obligation of Seller to repair or replace any such loss or damage unless Seller elects to do so as hereinafter provided. Seller shall notify Purchaser of the occurrence of any such loss or damage to the Unit or the personal property included in this sale within 10 days after such occurrence or by the date of Closing, whichever first occurs, and by such notice shall slate whether or not Seller elects to repair or restore the Unit and/or the personal property, as the case may be. If Seller elects to make such repairs and restorations, Seller's notice shall set forth an adjourned date for the Closing, which shall be not more than 60 days after the date of the giving of Seller's notice. If Seller either does not elect to do so or, having elected to make such repairs and restorations, fails to complete the same on or before said adjourned date for the Closing, Purchaser shall have the following options: (1) To declare this Contract cancelled and of no further force or effect and receive a refund of the Downpayment in which event neither party shall thereafter have any further rights against, or obligations or liabilities to, the other by reason of this Contract; or (ii) To complete the purchase in accordance with this Contract with- out reduction in the Purchase Price, except as provided in the next sentence. If Seller carries hazard insurance covering such loss or damage, Seller shall turn over to Purchaser at the Closing the net proceeds actually collected by Seller under the provisions of such hazard insurance policies to the extent that they are attributable to loss of or damage to any property included in this sale, less any sums theretofore expended by Seller in repairing or replacing such loss or damage or in collecting such proceeds; and Seller shall assign (without recourse to Seller) Seller's right to receive any additional insurance proceeds which are at-attributable to the loss of or damage to any property included in this sale. (b) If seller does not elect to make such repairs and restorations, Purchaser may exercise the resulting option under (i) or (ii) of (a) above only by notice given to Seller within 10 days after receipt of Seller's notice. If Seller elects to make such repairs and restorations and fails to complete the same on or before the adjourned closing date, Purchaser may exercise either of the resulting options within 10 days after the adjourned closing date. (c) In the event of any loss of or damage to the Common Elements which materially and adversely affects access to or use of the Unit, arising after the date of this Contract but prior to the Closing, Seller shall notify Purchaser of the occurrence thereof within 10 days after such occurrence or by the date of Closing, whichever occurs first, in which event Purchaser shall have the following options: (i) To complete the purchase in accordance with this Contract without reduction in the Purchase Price; or (ii)To adjourn the Closing until the first to occur of (1) completion of the repair and restoration of the loss or damage to the point that there is no longer a materially adverse effect on the access to or use of the Unit or (2) the 60lh day after the date of the giving of Seller's aforesaid notice. In the event Purchaser elects to adjourn the Closing as aforesaid and such loss or damage is not so repaired and restored within 60 days after the date of the giving of Seller's aforesaid notice, then Purchaser shall have the right either to (x) complete the purchase in accordance with this Contract without reduction In the Purchase Price or (y) declare this Contract cancelled and of no further force or effect and receive a refund of the Downpayment, in which latter event neither party shall thereafter have any further rights against, or obligations or liabilities to, the other by reason of this Contract.

(d) In the event of any loss of or damage to the Common Elements which does not materially and adversely affect access to or use of the Unit, Purchaser shall accept title to the Unit in accordance with this Contract without abatement of the Purchase Price, 20. Internal Revenue Service Reporting Requirement: Each party shall execute, acknowledge and deliver to the other party such instruments, and take such other actions, as such other party may reasonably request in order to comply with IRC p 6045(e), as amended, or any successor provision or any regulations promulgated pursuant thereto, insofar as the same requires reporting of information in respect of real estate transactions. The provisions of this para. 20 shall survive the Closing. The parties designate Purchaser's Counsel as the attorney responsible for reporting this information as required by the Internal Revenue Code.

21. Broker: Seller and Purchaser represent and warrant to each other that the only real estate broker with whom they have dealt in connection with this Contract and the transaction set forth herein is Karen L. Kelley and Stephen T. Larkin of the Corcoran Group and Leslie Mintzer of Brown Harris Stevens and that they know of no other real estate broker who has claimed or may have the right to claim a commission in connection with this transaction. The commission of such real estate shall be paid by Seller pursuant to separate agreement. If no real estate broker is specified above, the parties acknowledge that this Contract was brought about by direct negotiation between Seller and Purchaser and each represents to the other that it knows of no real estate broker entitled to a commission in connection with this transaction. Seller and Purchaser shall indemnify and defend each other against any costs, claims or expenses (including reasonable attorneys' fees) arising out of the breach of any representation, warranty or agreement contained in this para. 21. The provisions of this para. 21 shall survive the Closing or, if the Closing does not occur, the termination of this Contract.

22. VOIDED

23. Gender: As used in this Contract, the neuter includes the masculine and feminine, the singular includes the plural and the plural includes the singular, as the context may require.

24. Entire Contract: All prior understandings and agreements, written or oral, between Seller and Purchaser are merged in the Contract and this Contract supersedes any and all understandings and agreements between the parties and constitutes the entire agreement between them with respect to the subject matter hereof.

25. Captions: The captions in this Contract are for convenience and reference only and in no way define, limit or describe the scope of this Contract and shall not be considered in the interpretation of this Contract or any provision hereof.

26. No Assignment by Purchaser: Purchaser may not assign this Contract or any of Purchaser's rights hereunder.

27. Successors and Assigns; Subject to the provisions of para. 26, the provisions of this Contract shall bind and inure to the benefit of the Purchaser and Seller and their respective distributees, executors, adminstators, heirs, legal representatives, successors and permitted assigns.

28. No Oral Changes: This Contract cannot be changed or terminated orally. Any changes or additional provisions must be set forth in a rider attached hereto or in a separate written agreement signed by both parties to this Contract.

29. Contract Not Binding Until Signed: This Contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

In Witness Whereof, the parties hereto have duly executed this Contract on the day and year first above written.

Stephen B. Neuville, as Trustee

Andrew Liu & Co., Ltd.

By:

Agreed to as to para. 16: ______________________
Martin F. Librett, Esq.

Escrow Depository: JPMorgan Chase Bank, N.A.

SCHEDULE A – Permitted Exceptions

1. Zoning laws and regulations and landmark, historic or wetlands designation which are not violated by the Unit and which are not violated by the Common Elements to the extent that access to or use of the Unit would be materially and adversely affected.

2. Consents for the erection of any structure or structures on, under or above any street or streets on which the Building may abut.

3. The terms, burdens, covenants, restriction, conditions, easements and rules and regulations set forth in the Declaration, By-Laws and rules and regulations of the Condominium, the Power of Attorney from Purchaser to the board of managers of the Condominium and the floor plans of the Condominium, all as may be amended from time to time.

4. Rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over and under the Building and Common elements, provided that none of such rights imposes any monetary obligation on the owner of the Unit or materially interferes with the use of or access to the Unit.

5. Encroachments of stops, areas, cellar steps, trim, cornices, lintels, window sills, awnings, canopies, ledges, fences, hedges, coping and retaining walls projecting from the Building over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Common Elements.

6. any state of facts which an accurate survey or personal inspection of the Building, Common Elements or Unit would disclose, provided that
Such facts do not prevent the use of the Unit for dwelling purposes, or if a storage unit, for storage purposes. For the purposes of this Contract, none of the facts shown on the survey, if any, identified below, shall be deemed to prevent the use of the Unit for dwelling purposes, and Purchaser shall accept title subject thereto.

7. The lien of any unpaid common charge, real estate tax, water charge, sewer rent or vault charge, provided the same are paid or apportioned at the Closing as herein provided.

8. The lien of any unpaid assessments to the extent of installments there-of payable after the Closing.

9. Liens, encumbrances, and title conditions affecting the Common elements which do not materially and adversely affect the right of the Unit owner to use and enjoy the Common Elements.

10. Notes or notices of violations of law or governmental orders, ordinances or requirements (a) affecting the Unit and noted or issued subsequent to the date of this Contract by any governmental department, agency or bureau having jurisdiction and (b) any such notes or notices affecting only the Common Elements which were noted or issued prior to or on the date of this Contract or at any time hereafter.

11. Any other matters or encumbrances subject to which Purchaser is required to accept title to the Unit pursuant to this Contract.

SUPPLEMENTAL RIDER TO CONTRACT OF SALE

Rl. If there be any conflict between the printed portion of this Contract (and the Rider annexed thereto) and the provisions of this Supplemental Rider, the provisions of this Supplemental Rider shall govern and control.

R2. This Contract shall be interpreted and enforced in accordance with and governed by, New York law (without giving effect to the principles of conflicts of law), and the state and federal courts in the State of New York shall be exclusive forums for the resolution of any disputes arising hereunder.

R3. If any provision of this Contract shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Contract and to this end the provisions of this Contract are intended to be and shall be severable.

R4. Supplementing Paragraph 5, Seller represents, warrants and covenants that:

a) All alterations, additions or improvements which have been made in or to the Unit by the Seller which require governmental approval were made in compliance with all governmental laws, ordinances, codes, rules and regulation and all costs in connection with same were fully paid.

b) Seller represents that the plumbing, heating electrical systems, plumbing fixtures and appliances in the Unit to the extent they are the obligation of the Unit owner to repair, shall be in working order at closing.

c) Seller shall, upon actual receipt of notice, notify Purchaser of any pending or actual increase in monthly common charges or of any pending or actual assessments. Failure to provide same shall not be a default under the Contract.

d) Seller has no notice of any default in keeping, observing or performing any term, covenant or condition on Sellers part to be observed or performed under the Condominium's By-Laws or House Rules and no condition or event exists or has occurred which constitutes, or which after notice or lapse of time or both would constitute such default.

R5. Seller represents that the Units has been free from water leaks running into or out of the Unit for one year.

R6. Title to the personal property include if any in this sale shall pass to Purchaser upon delivery of the deed. No part of the Purchase Price shall be deemed to have been paid for the same.

R7. In the event of death of one or more of the parties constitution Purchaser, the executor or administrator of Purchaser's estate or the surviving Purchaser, as the case may be,

shall have the right to terminate this Contract, provided written notice of termination is sent within fifteen (15) days after the occurrence of such death. In the event of the exercise of said right of cancellation, Seller shall immediately return to said executor or administrator or surviving Purchaser, as the case may be, all monies deposited hereunder by Purchaser or account of the Purchase Price, with interest earned thereon. Upon such refund being made, this Contract shall be null and void and of no further force and effect and all rights, obligations and liabilities of the parties hereunder shall cease and come to an end.

R8. Seller represents and warrants that neither Seller nor any person acting on behalf of Seller has made any written complaint to the Condominium, Managing Agent of any other unit owner or tenant of the building regarding noise, offensive odors, offensive conduct, lack of heat or hot water or any other disturbance or adverse condition affecting the Unit.

R9. This Contract maybe executed in counterparts. In addition thereto, signatures via pdf email or facsimile by Purchaser and Seller shall be deemed as genuine.

R10. To the best of Seller's knowledge, the building had a bed bug issue approximately 3-4 years ago which was remediated. In any event, Sellers Unit has never experienced a bed bug problem. The Unit shall be delivered free of bed bugs at closing.

R11. Seller represents that Seller has no knowledge of the existence of any mold condition within the Unit or the walls thereof.

SELLER

By: Stephen B. Neuville

PURCHASER

Andrew Liu & Co., Ltd.

By:

RIDER TO CONDOMINIUM CONTRACT OF SALE

SELLER: STEPHEN B. NEUVILLE, AS TRUSTEE OF THE STEPHEN B. NEUVILLE LIVING TRUST DATED JANUARY 14, 2010

PURCHASER: ANDREW LIU & CO., LTD.

PREMISES: 52 EAST END AVENUE, NEW YORK, NEW YORK

UNIT: 25B

DATE: MAY 28, 2014

31. In the event of any inconsistency between the provisions of this Rider and those contained in the printed form of the Contract of Sale to which this Rider is annexed, the provisions of this Rider shall govern and control.

32. Supplementing Paragraphs 5(b) and 5(c); there is currently a special assessment in effect of $325.81 per month. To Seller's knowledge, this assessment is scheduled to run through December, 2014.

33. Supplementing Paragraph 9, Purchaser shall pay any application fee, processing fee, transfer administrative fee, credit check fee or move-in fee to the extent same are required of Purchaser by the Condominium, its attorneys or Managing Agent. Any other fees required by the Condominium or its Managing Agent shall be paid in the manner designated by the Condominium or Agent, and if not designated, accordance with custom and practice. Notwithstanding anything to the contrary herein, it is agreed that the parties shall each pay one-half (1/2) of the Condominium's transfer charge of 2% of the Purchase Price, resulting in each party paying a transfer charge equal to 1% of the Purchase Price.

34. Supplementing Paragraph 10 of the printed form, it is agreed that:

(a) Except as set forth in this Contract, Seller is not obligated to install any equipment or appliances in the Apartment or otherwise to make any repairs, improvements or decorations to the Apartment or its equipment and fixtures, except that to the extent they are under Sellers control, it is agreed that all appliances and the plumbing, electrical, air conditioning and heating systems shall be in working order at closing. It is agreed that to the extent any of the foregoing are the condominium's responsibility to repair and maintain, Seller agrees to make his best efforts to have the condominium repair any failure of such systems. Minor markings on walls shall not be considered damage to the Unit pursuant to Paragraphs 10 or 11, provided that such markings can be repaired by the ordinary application of spackle (or similar compound) and/or paint.

(b) Purchaser acknowledges having entered into this Contract without relying upon promises, statements, estimates, representations, warranties, conditions or other inducements, express or implied, oral or written, not set forth in this Contract.

(c) Purchaser acknowledges that the appliances and systems in the Apartment are not new, and that their working order is only to be that of appliances and systems of similar type and age which have experienced normal use since installation.

35. Notices sent with respect to this Contract shall be sent to either party care of their counsel:

Seller's Attorney:

Martin Librett, Esq.

733 Third Avenue, 15th Fl.

New York, N.Y. 10017

{212)683-3730 Fax (646) 417-7879

Buyer's Attorney:

Michael Beckman, Esq.

Beckman, Lieberman

& Barandes, LLP

111 John Street, Suite 1710

New York, New York 10038

(212) 608-3500 Fax (212) 406-3750

36. The attorneys are authorized by and behalf of their respective clients to change, modify, or amend any time limitations, dates or places stated in this Contract, and to give and receive any notice required hereunder.

37. The acceptance of a deed by Purchaser shall be deemed fully compliance by the Seller of all the terms, covenants and conditions of this Contract on the part of Seller to be performed, and no claims against the Seller shall survive Closing, except as specifically stated elsewhere in this Contract.

38. This contract may be executed and delivered in counterparts and/or by facsimile or pdf, and shall, when executed by all parties, constitute a single agreement.

39. Supplementing and modifying Paragraphs 8; Purchaser shall submit an application to the Board no later than fifteen (15) business days after the delivery of a fully executed copy of this Contract of Sale to Purchaser's Attorney.

40. If required by the Condominium Board of Managers in connection with purchase's by entity purchasers, the Purchaser agrees that it will execute any reasonably standard form of agreement that the Condominium may require, which may include such terms as:

A. Designating a natural person residing in New York State for purposes of service of process.
B. Designating who will be residing in the Unit (with the exception of when it may be leased to approved 3rd parties).
C. A personal guaranty of Purchaser's obligations by the principal of Purchaser.

41. It is agreed that the Purchaser shall not apply for financing in connection with this purchase.

Andrew Liu & Co., Ltd.

Stephen B. Neuville,
as Trustee

By: ____________________

Disclosure of Information on Lead-Based Paint and/or Lead-Based Paint Hazards

Lead Warning Statement

Every purchaser of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspections in the seller's possession and notify the buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

Seller's Disclosure

(a) Presence of lead-based paint and/or lead-based paint hazards (check (i) or (ii) below):

(i) ☐ Known lead-based paint and/or lead-based paint hazards are present in the housing (explain).

____

(ii) ☒ Seller has no knowledge of lead-based paint and/or lead-based paint hazards in the housing.

(b) Records and reports available to the seller (check (i) or (ii) below):

(i) ☐ Seller has provided the purchaser with all available records and reports pertaining to leadbased paint and/or lead-based paint hazards in the housing (list documents below).

____

☒ Seller has no reports or records pertaining to lead-based paint and/or lead-based paint hazards in the housing.

Purchaser's Acknowledgment (initial)

(c) _____ Purchaser has received copies of all information listed above.

(d) _____ Purchaser has received the pamphlet *Protect Your Family from Lead in Your Home.*

(e) Purchaser has (check (i) or (ii) below):

(i) ☐ received a 10-day opportunity (or mutually agreed upon period) to conduct a risk assessment or inspection for the presence of lead-based paint and/or lead-based paint hazards; or

(ii) ☐ waived the opportunity to conduct a risk assessment or inspection for the presence of lead-based paint and/or lead-based paint hazards.

Agent's Acknowledgment (initial)

(f) _____ Agent has informed the seller of the seller's obligations under 42 U.S.C. 4852(d) and is aware of his/her responsibility to ensure compliance.

Certification of Accuracy

The following parties have reviewed the information above and certify, to the best of their knowledge, that the information they have provided is true and accurate.

Seller [signature]	Date	Seller	Date
Purchaser	Date	Purchaser [signature]	Date
Agent	Date	Agent	Date